Exhibit 12

                            DARDEN RESTAURANTS, INC.
         COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES
                          (Dollar Amounts in Thousands)


                                                    Thirteen Weeks Ended              Twenty-Six Weeks Ended
--------------------------------------------------------------------------------------------------------------------
                                               November 26,      November 28,     November 26,      November 28,
                                                   2000              1999             2000              1999
--------------------------------------------------------------------------------------------------------------------

Consolidated Earnings from Operations
   Before Income Taxes.....................     $   45,311        $   37,965        $  133,149       $  111,192
Plus Fixed Charges.........................         13,617            10,488            25,622           20,353
Less Capitalized Interest..................           (892)             (458)           (1,725)            (899)
                                                ----------        ----------      ------------       ----------
Consolidated Earnings from Operations
   Before Income Taxes Available to
   Cover Fixed Charges.....................     $   58,036        $   47,995        $  157,046       $  130,646
                                                ==========        ==========        ==========       ==========

Ratio of Consolidated Earnings to Fixed
   Charges.................................           .426              4.58              6.13             6.42
                                                ==========        ==========        ==========       ==========

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